UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2007

H2DIESEL HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	000-51903	26-0067474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11111 Katy Freeway, Suite 910 Houston, Texas 77079
(Address of principal executive offices)(Zip Code)

(713) 973-5720
(Registrant’s telephone number, including area code)

N/A
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 1 3-e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On November 26, 2007, H2Diesel Holdings, Inc. announced the appointment of  Cary J. Claiborne to serve as Chief Financial Officer, effective December 1, 2007. Mr. Claiborne will report to David A. Gillespie, our President and Chief Executive Officer.

Since 2004, Mr. Claiborne, 47, has been the Chief Financial Officer of Osiris Therapeutics, Inc. where he led the Company’s finance and information technology organizations, and served as a strategic business partner to the Chairman of the Board and CEO. From 2001 to 2004, he was the Vice President, Financial Planning and Analysis at Constellation Energy, a diversified energy company. At Constellation, he oversaw a budget consisting of $12 billion in revenue and over $500 million in net income. Prior to joining Constellation, Mr. Claiborne was the Vice President, Financial Planning & Analysis at Home Depot, Inc., where he oversaw a budget of $46 billion in revenue and $3 billion in net income. Before joining Home Depot, Mr. Claiborne was also the Vice President, Financial Planning & Analysis at MCI Worldcom Corporation where he supervised the financial planning and analysis activities for MCI’s Core Communications group.

Mr. Claiborne earned an MBA in Finance from Villanova University and a BA in business administration from Rutgers University.

A copy of the press release announcing Mr. Claiborne’s appointment is attached as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release regarding Cary Claiborne, Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 26, 2007	/s/ David A. Gillespie
Name: David A. Gillespie Title: President and Chief Executive Officer